SCHEDULE 14C
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INFORMATION REQUIRED IN INFORMATION STATEMENT
SCHEDULE 14C INFORMATION
INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO. ____)

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DREYFUS BNY MELLON FUNDS, INC.
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DREYFUS SELECT MANAGERS LONG/SHORT FUND
c/o The Dreyfus Corporation
200 Park Avenue
New York, New York 10166

Dear Shareholder:

The enclosed document is for informational purposes only.  You are not being asked to vote or take action on any matter.  The enclosed document relates to the appointment of two additional sub-advisers for Dreyfus Select Managers Long/Short Fund (the "Fund"), a series of Dreyfus BNY Mellon Funds, Inc. (the "Company").

Specifically, the Board of Directors of the Company (the "Board") approved the appointment of Pine River Capital Management L.P. ("Pine River") and Cramer Rosenthal McGlynn, LLC ("CRM" and together with Pine River, the "New Sub-Advisers") as new sub-advisers, each to manage a portion of the Fund's assets.  In conjunction with such appointment, the Board approved (i) a new sub-investment advisory agreement, on behalf of the Fund, between The Dreyfus Corporation ("Dreyfus"), the Fund's investment adviser, and Pine River and (ii) a new sub-investment advisory agreement, on behalf of the Fund, between Dreyfus and CRM (together, the "New Sub-Advisory Agreements").  As was previously communicated to you in a supplement to the Fund's Prospectus, dated July 30, 2015, each New Sub-Adviser began managing its allocated portion of the Fund's investment portfolio on August 3, 2015.

Further information about the New Sub-Advisers and the approval of the New Sub-Advisory Agreements is contained in the enclosed document, which you should review carefully.  If you have any questions or need additional information, please call 1-800-DREYFUS.

Sincerely,
Bradley J. Skapyak President Dreyfus BNY Mellon Funds, Inc.

October 16, 2015

Dreyfus Select Managers Long/Short Fund
c/o The Dreyfus Corporation
200 Park Avenue
New York, New York  10166

INFORMATION STATEMENT

This Information Statement is being furnished by the Board of Directors (the "Board") of Dreyfus BNY Mellon Funds, Inc. (the "Company"), on behalf of Dreyfus Select Managers Long/Short Fund (the "Fund"), a series of the Company, to inform shareholders of the Fund about the appointment of Pine River Capital Management L.P. ("Pine River") and Cramer Rosenthal McGlynn, LLC ("CRM" and together with Pine River, the "New Sub-Advisers") as additional sub-advisers for the Fund.

In connection with the appointment of the New Sub-Advisers, the Board approved (i) a new sub-investment advisory agreement (the "Pine River Sub-Advisory Agreement"), on behalf of the Fund, between The Dreyfus Corporation ("Dreyfus"), the Fund's investment adviser, and Pine River and (ii) a new sub-investment advisory agreement (the "CRM Sub-Advisory Agreement" and together with the Pine River Sub-Advisory Agreement, the "New Sub-Advisory Agreements"), on behalf of the Fund, between Dreyfus and CRM.  The appointment of the New Sub-Advisers and the New Sub-Advisory Agreements were approved by the Board upon the recommendation of Dreyfus and EACM Advisors LLC ("EACM"), the Fund's portfolio allocation manager, without shareholder approval, as is permitted by the exemptive order of the U.S. Securities and Exchange Commission (the "SEC") issued to the Company and Dreyfus (the "Exemptive Order").

This Information Statement is being mailed on or about October 16, 2015 to shareholders of record of the Fund as of October 6, 2015.  Please note that only one Information Statement may be delivered to two or more shareholders of the Fund who share an address, unless such shareholders have given instructions to the contrary.  To request a separate copy of the Information Statement, shareholders should contact the Fund at the address or phone number listed below for the Fund.

The principal executive office of the Fund is located at 200 Park Avenue, New York, New York 10166.  Copies of the Fund's most recent Annual Report and Semi-Annual Report are available upon request, without charge, by writing to the Company at 144 Glenn Curtiss Boulevard, Uniondale, New York 11556-0144, visiting www.dreyfus.com or calling toll-free 1-800-DREYFUS.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY THIS INFORMATION STATEMENT AND THE FUND'S MOST RECENT ANNUAL REPORT AND SEMI-ANNUAL REPORT TO SHAREHOLDERS ARE AVAILABLE AT WWW.DREYFUS.COM/PROXYINFO

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

INTRODUCTION

The Fund uses a "multi-manager" approach by selecting one or more sub-advisers to manage the Fund's assets.  Section 15(a) of the Investment Company Act of 1940, as amended (the "1940 Act"), generally requires the shareholders of a mutual fund to approve an agreement pursuant to which a person serves as the investment adviser or sub-adviser for the mutual fund.  The Company, on behalf of the Fund, and Dreyfus have obtained the Exemptive Order from the SEC, which permits the Fund and Dreyfus, subject to certain conditions and approval by the Board, to hire, terminate or replace sub-advisers that are either unaffiliated with Dreyfus or are wholly-owned subsidiaries (as defined in the 1940 Act) of Dreyfus' ultimate parent company, which is The Bank of New York Mellon Corporation ("BNY Mellon"), and to modify material terms and conditions of sub-investment advisory arrangements with such sub-advisers without shareholder approval.  Dreyfus has ultimate responsibility (subject to oversight by the Board) to supervise the sub-advisers and recommend the hiring, termination, and replacement of the sub-advisers to the Board.  The Exemptive Order also relieves the Fund from disclosing the sub-investment advisory fees paid by Dreyfus to unaffiliated sub-advisers in documents filed with the SEC and provided to shareholders.  In addition, pursuant to the Exemptive Order, it is not necessary to disclose the sub-investment advisory fee payable by Dreyfus separately to a sub-adviser that is an affiliate in documents filed with the SEC and provided to shareholders; such fees would be aggregated with fees payable to Dreyfus.

The Fund and Dreyfus have agreed to comply with certain conditions when acting in reliance on the relief granted in the Exemptive Order.  These conditions require, among other things, that Fund shareholders be notified of the retention of a sub-adviser within 90 days of the effective date of the sub-adviser's retention.  This Information Statement provides such notice of the retention of the New Sub-Advisers and presents details regarding the New Sub-Advisers and the New Sub-Advisory Agreements.

INVESTMENT ADVISER

The investment adviser for the Fund is Dreyfus, which is located at 200 Park Avenue, New York, New York 10166.  Founded in 1947, Dreyfus manages approximately $249 billion in 169 mutual fund portfolios.  Dreyfus, a wholly-owned subsidiary of BNY Mellon, is the primary mutual fund business of BNY Mellon, a global financial services company focused on helping clients manage and service their financial assets, operating in 35 countries and serving more than 100 markets.  BNY Mellon is a leading investment management and investment services company, uniquely focused to help clients manage and move their financial assets in the rapidly changing global marketplace.  BNY Mellon has $28.6 trillion in assets under custody and administration and $1.7 trillion in assets under management.  BNY Mellon is the corporate brand of The Bank of New York Mellon Corporation.  BNY Mellon Investment Management is one of the world's leading investment management organizations, and one of the top U.S. wealth managers, encompassing BNY Mellon's affiliated investment management firms, wealth management services and global distribution companies.  Additional information is available at www.bnymellon.com.

Dreyfus provides management services to the Fund pursuant to the management agreement (the "Management Agreement") between the Company, on behalf of the Fund, and Dreyfus, dated March 20, 2014.  Pursuant to the Management Agreement, Dreyfus provides investment management of the Fund's portfolio in accordance with the Fund's investment objective and policies and limitations as stated in the Fund's Prospectus and Statement of Additional Information as from time to time in effect.  In connection therewith, Dreyfus obtains and provides investment research and supervises the Fund's continuous program of investment, evaluation and, if appropriate, sale and reinvestment of the Fund's assets.  Dreyfus furnishes to the Fund such statistical information, with respect to the investments which the Fund may hold or contemplate purchasing, as the Fund may reasonably request.

The Management Agreement permits Dreyfus to enter into sub-investment advisory agreements with one or more sub-advisers.  The Management Agreement is subject to annual approval by (i) the Board or (ii) vote of a majority of the Fund's outstanding voting securities (as defined in the 1940 Act), provided that in either event the continuance also is approved by a majority of the Directors who are not "interested persons" (as that term is defined in the 1940 Act) of the Fund or Dreyfus (the "Independent Directors"), by vote cast in person at a meeting called for the purpose of voting on such approval.  The Management Agreement is terminable without penalty, on 60 days' notice, by the Board or by vote of the holders of a majority of the Fund's outstanding voting securities, or, on not less than 90 days' notice, by Dreyfus.  The Management Agreement will terminate automatically in the event of its assignment (as defined in the 1940 Act).  The Management Agreement provides that Dreyfus shall exercise its best judgment in rendering services to the Fund and that Dreyfus will not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund, except by reason of willful misfeasance, bad faith or gross negligence in the performance of Dreyfus' duties, or by reason of Dreyfus' reckless disregard of its obligations and duties, under the Management Agreement.  The Management Agreement was last approved by the Board, with respect to the Fund, at a meeting held on March 19, 2014, and by the Fund's initial shareholder on March 19, 2014.  A discussion regarding the basis for the Board approving the Management Agreement is available in the Fund's semi-annual report for the period March 31, 2014 (commencement of operations) through April 30, 2014.

Dreyfus has overall supervisory responsibility for the general management and investment of the Fund's portfolio, and, subject to review and approval by the Board:  (i) sets the Fund's overall investment strategies; (ii) evaluates, selects and recommends sub-advisers to manage all or a portion of the Fund's assets; (iii) when appropriate, allocates and reallocates the Fund's assets among sub-advisers; (iv) monitors and evaluates the performance of the Fund's sub-advisers, including the sub-advisers' compliance with the investment objective, policies and restrictions of the Fund; and (v) implements procedures to ensure that the sub-advisers comply with the Fund's investment objective, policies and restrictions.

Dreyfus has engaged its affiliate, EACM, as the Fund's portfolio allocation manager, to assist it in evaluating and recommending sub-advisers for the Fund.  EACM seeks sub-advisers for the Fund that complement each other's specific style of investing, consistent with the Fund's investment goal.  EACM recommends the portion of the Fund's assets to be managed by each sub-adviser and has the discretion to change the allocations to the sub-advisers when it deems it appropriate.  EACM monitors and evaluates the performance of the sub-advisers for the Fund and will advise and recommend to Dreyfus and the Board any changes to the Fund's sub-advisers.  EACM, located at 200 Connecticut Avenue, Sixth Floor, Norwalk, Connecticut 06854-1940, is a registered investment adviser specializing in multi-manager investment programs for institutional and high net worth clients representing approximately $5.5 billion in assets.  EACM is a wholly-owned subsidiary of BNY Mellon.

The Fund has agreed to pay Dreyfus a management fee at an annual rate of 2.00% of the value of the Fund's average daily net assets.  Dreyfus has contractually agreed, until March 1, 2016, to waive receipt of its fees and/or assume the expenses of the Fund so that the direct expenses of none of the Fund's share classes (excluding Rule 12b-1 fees, shareholder services fees, dividend and interest expenses on securities sold short, taxes, interest, brokerage commissions, commitment fees on borrowings and extraordinary expenses) exceed 2.50%.  As a result of the fee waiver and/or expense reimbursement arrangement, Dreyfus waived $4,481 of its management fee of $2,761,686 for the period March 31, 2014 (commencement of operations) through October 31, 2014 (fiscal year end).

The following persons are officers and/or directors of Dreyfus:  J. Charles Cardona, President and a director; Diane P. Durnin, Vice Chair and a director; Bradley J. Skapyak, Chief Operating Officer and a director; Charles Doumar, Vice President–Tax; Kathleen Geis, Vice President; Jill Gill, Vice President–Human Resources; Tracy A. Hopkins, Vice President–Cash Strategies; Anthony Mayo, Vice President–Information Systems; Claudine Orloski, Vice President–Tax; Gary Pierce, Controller; Joseph W. Connolly, Chief Compliance Officer; Bennett A. MacDougall, Chief Legal Officer; Christopher O'Connor, Chief Administrative Officer; and James Bitetto, Secretary.  Messrs. Skapyak, Connolly, MacDougall and Bitetto also serve as officers of the Company.  Mr. Skapyak serves as President, Mr. Connolly serves as Chief Compliance Officer, Mr. MacDougall serves as Chief Legal Officer and Mr. Bitetto serves as Vice President and Assistant Secretary of the Company.  No other officers or directors of Dreyfus serve as officers or Directors of the Company.  The address of each officer and/or director of Dreyfus is 200 Park Avenue, New York, New York 10166.

NEW SUB-ADVISERS

Consistent with the terms of the Exemptive Order, the Board, including a majority of the Independent Directors, at an in-person Board meeting held July 29-30, 2015 (the "Meeting"), unanimously approved (i) the appointment of the New Sub-Advisers to serve as sub-advisers for the Fund and (ii) the New Sub-Advisory Agreements between Dreyfus and each of the New Sub-Advisers with respect to the Fund.

Pine River

Pine River is a Delaware limited partnership founded in 2002.  Pine River is located at 601 Carlson Parkway, Suite 330, Minnetonka, Minnesota 55305.  As of June 30, 2015, Pine River had approximately $15.2 billion in assets under management.

In managing the portion of the Fund's assets allocated to it, Pine River seeks to generate positive returns through the successful selection of equity securities, while seeking to reduce or eliminate the effects of market-wide or, in some cases, industry- or sector-wide price movements by simultaneously taking long and short positions in equities.  Pine River identifies long and short investment opportunities using a combination of bottom-up investment analysis and a top-down thematic investment approach.  Qualitative and quantitative analysis is used in an effort to identify the most attractive risk/reward company specific securities with a focus on idiosyncratic risk for both long and short positions.  Capital allocations among sectors and strategies are determined using fundamental, technical, and macroeconomic analysis combined with expected returns, volatilities and correlations.  Pine River applies risk management tools to measure strategy size, risk concentration, volatility, correlations and macro shocks.

James Clark, Lucy DeStefano and Aaron Zimmerman are the portfolio managers responsible for the day-to-day management of the portion of the Fund's portfolio that is managed by Pine River.  Mr. Clark is a Partner, Co-Chief Investment Officer and a Portfolio Manager at Pine River.  Prior to joining Pine River in 2012, Mr. Clark was a Managing Director and Partner at Goldman Sachs Asset Management, where he was employed for more than five years.  Ms. DeStefano is Head of Listed Securities and a Portfolio Manager at Pine River.  Prior to joining Pine River in 2013, Ms. DeStefano was a Managing Director, Equity Division at Morgan Stanley, where she was employed since 2010.  Mr. Zimmerman is a Portfolio Manager at Pine River, which he joined in 2009.

Pine River currently serves as sub-adviser to the following registered investment companies, which have a similar investment objective and similar investment policies as the Fund:

Name of Investment Company	Net Assets (as of 8/31/2015)	Advisory Fee Rate
Aurora Horizons Fund	$141,011,443	*
BMO Alternative Strategies Fund	$35,270,017	*
Wells Fargo Advantage Funds—Alternative Strategies Fund	$115,813,582	*
     ____________________

*  The Advisory Fee Rate is not disclosed pursuant to reliance on an exemptive order granted by the SEC, which permits sub-investment advisory fees to be disclosed only in the aggregate for multiple sub-advisers in a manager of managers arrangement.

Pine River was approved by the Board to serve as an additional sub-adviser for the Fund at the Meeting.  Pine River is not affiliated with Dreyfus, and Pine River discharges its responsibilities subject to the oversight and supervision of Dreyfus.  Under the Pine River Sub-Advisory Agreement, Dreyfus, and not the Fund, compensates Pine River out of the fee Dreyfus receives from the Fund.  There will be no increase in the advisory fees paid by the Fund to Dreyfus as a consequence of the addition of Pine River or the implementation of the Pine River Sub-Advisory Agreement.  The fees paid by Dreyfus to Pine River depend upon the fee rates negotiated by Dreyfus and on the percentage of the Fund's assets allocated to Pine River.  In accordance with procedures adopted by the Board, Pine River may effect Fund portfolio transactions through an affiliated broker-dealer and the affiliated broker-dealer may receive brokerage commissions in connection therewith as permitted by applicable law.

The following is a list of persons (to the extent known by the Fund) who are deemed to control Pine River by virtue of ownership of stock or other interests of Pine River:  Pine River Capital Management LLC and Brian C. Taylor.

CRM

CRM is a Delaware limited liability company founded in 1973.  CRM is located at 520 Madison Avenue, 20th Floor, New York, New York 10022.  As of June 30, 2015, CRM had approximately $8.45 billion in assets under management.

In managing the portion of the Fund's assets allocated to it, CRM focuses on long and short positions in stocks across all capitalizations.  CRM's investment process is bottom-up and value oriented.  All industries are considered for potential investment.  CRM believes that successful investing is a result of recognizing change that is material to the operations of a company.  CRM seeks to identify this dynamic change at an early stage, conduct an appraisal of the business, and assess Wall Street's perceptions.  Long candidates include stocks undergoing change (e.g., mergers, divestitures, new management or new products), that are neglected by Wall Street and have, in CRM's assessment, attractive valuations where the intrinsic value may exceed the current stock price.  CRM's short candidates include:  (1) companies expected to miss earnings estimates; (2) companies with deteriorating balance sheets; (3) companies with aggressive accounting practices; (4) companies with weak management; (5) companies facing cyclical headwinds; and/or (6) companies facing negative secular changes.  A position generally will be sold when one or more of the following occurs:  an established price target is approaching or is attained, implying the stock has reached the portfolio manager's estimation of fair valuation; a factor in the initial investment thesis has deteriorated causing the portfolio manager to reassess the potential for the company; or a more promising investment opportunity is identified.

Jay B. Abramson is the portfolio manager responsible for the day-to-day management of the portion of the Fund's portfolio that is managed by CRM.  Mr. Abramson is Chief Executive Officer and Chief Investment Officer of CRM, which he joined in 1985.

CRM currently serves as sub-adviser to the following registered investment company, which has a similar investment objective and similar investment policies as the Fund:

Name of Investment Company	Net Assets (as of 8/31/2015)	Advisory Fee Rate
Neuberger Berman Alternative Funds—Neuberger Berman Absolute Return Multi-Manager Fund	$1.7 Billion	*
____________________

*  The Advisory Fee Rate is not disclosed pursuant to reliance on an exemptive order granted by the SEC, which permits sub-investment advisory fees to be disclosed only in the aggregate for multiple sub-advisers in a manager of managers arrangement.

CRM was approved by the Board to serve as an additional sub-adviser for the Fund at the Meeting.  CRM is not affiliated with Dreyfus, and CRM discharges its responsibilities subject to the oversight and supervision of Dreyfus.  Under the CRM Sub-Advisory Agreement, Dreyfus, and not the Fund, compensates CRM out of the fee Dreyfus receives from the Fund.  There will be no increase in the advisory fees paid by the Fund to Dreyfus as a consequence of the addition of CRM or the implementation of the CRM Sub-Advisory Agreement.  The fees paid by Dreyfus to CRM depend upon the fee rates negotiated by Dreyfus and on the percentage of the Fund's assets allocated to CRM.  In accordance with procedures adopted by the Board, CRM may effect Fund portfolio transactions through an affiliated broker-dealer and the affiliated broker-dealer may receive brokerage commissions in connection therewith as permitted by applicable law.

The following is a list of persons (to the extent known by the Fund) who are deemed to control CRM by virtue of ownership of stock or other interests of CRM:  WT Investments, Inc., Cramer Rosenthal McGlynn, Inc. and CRM Group, LLC.  The latter two entities, owned by CRM employees, retain voting and veto rights in connection with matters pertaining to CRM.

The New Sub-Advisory Agreements

The New Sub-Advisory Agreements were approved by the Board at the Meeting, which was called, among other reasons, for the purpose of approving the New Sub-Advisory Agreements.  Both of the New Sub-Advisory Agreements will continue until March 19, 2017, and thereafter are subject to annual approval by the Board, including a majority of the Independent Directors.

The terms of the New Sub-Advisory Agreements are substantially similar to those of the sub-investment advisory agreements between Dreyfus and each of Kingsford Capital Management, LLC, Owl Creek Asset Management, L.P., Sirios Capital Management, L.P., Standard Pacific Capital, LLC and Three Bridges Capital, LP, the Fund's five other sub-advisers.

Each New Sub-Advisory Agreement provides that, subject to Dreyfus' supervision and approval, the New Sub-Advisers provide investment management of the portion of the Fund's assets allocated to each of them.  The New Sub-Advisers, among other duties, will obtain and provide investment research and supervise the Fund's investments with respect to the portion of the Fund's assets allocated to each of them and will conduct a continuous program of investment, evaluation and, if appropriate, sale and reinvestment of the Fund's assets allocated to each of them, including the placing of portfolio transactions for execution either directly with the issuer or with any broker or dealer, foreign currency dealer, futures commission merchant, counterparty or others.  The New Sub-Advisers also will perform certain other administrative and compliance-related functions in connection with the management of their respective allocated portions of the Fund's assets.  Each New Sub-Advisory Agreement provides that the New Sub-Adviser will not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund or Dreyfus, except by reason of willful misfeasance, bad faith or gross negligence in the performance of such New Sub-Adviser's duties, or by reason of the New Sub-Adviser's reckless disregard of its obligations and duties, under its respective New Sub-Advisory Agreement.

The New Sub-Advisory Agreements provide that the New Sub-Advisers be compensated based on the average daily net assets of the Fund allocated to the respective New Sub-Adviser.  Each New Sub-Adviser is compensated from the management fee that Dreyfus receives from the Fund.  Each New Sub-Adviser generally will bear the expenses it incurs in connection with its activities under its respective New Sub-Advisory Agreement.  All other expenses to be incurred in the operation of the Fund (other than those borne by Dreyfus) will be borne by the Fund.

The Pine River Sub-Advisory Agreement may be terminated at any time, without the payment of any penalty, by:  (i) Dreyfus on 60 days' notice to Pine River; (ii) the Board or by vote of the holders of a majority of the Fund's outstanding voting securities on 60 days' notice to Pine River; or (iii) Pine River on not less than 60 days' notice to the Company and Dreyfus.  The CRM Sub-Advisory Agreement may be terminated at any time, without the payment of any penalty, by:  (x) Dreyfus on not more than 60 days' notice to CRM; (y) the Board or by vote of the holders of a majority of the Fund's outstanding voting securities on not more than 60 days' notice to CRM; or (z) CRM on not less than 90 days' notice to the Company and Dreyfus.  Each New Sub-Advisory Agreement provides that it will terminate automatically in the event of its assignment.  In addition, each New Sub-Advisory Agreement provides that it will terminate if the Management Agreement terminates for any reason.

Considerations of the Board

At the Meeting, Dreyfus and EACM recommended the appointment of each New Sub-Adviser to serve as a new sub-adviser for the Fund.  The recommendation of the New Sub-Advisers was based on, among other information, EACM's review and due diligence report relating to the New Sub-Advisers and their investment advisory services.  In the opinion of Dreyfus and EACM, the proposed allocation to each New Sub-Adviser of a portion of the Fund's assets would allow the New Sub-Advisers to effectively complement the Fund's five other sub-advisers (Kingsford Capital Management, LLC, Owl Creek Asset Management, L.P., Sirios Capital Management, L.P., Standard Pacific Capital, LLC and Three Bridges Capital, LP), help minimize any capacity constraints from the termination of another sub-adviser of the Fund, effective July 31, 2015, and increase portfolio diversification.  The target percentage of the Fund's assets to be allocated to each New Sub-Adviser will occur over time.

At the Meeting, the Board, including a majority of the Independent Directors, considered and approved the New Sub-Advisory Agreements.  In determining whether to approve the New Sub-Advisory Agreements, the Board considered the due diligence materials prepared by EACM and other information, which included:  (i) a copy of each New Sub-Advisory Agreement between Dreyfus and the New Sub-Adviser; (ii) information regarding the process by which EACM recommended and Dreyfus selected and recommended each New Sub-Adviser for Board approval; (iii) information regarding the nature, extent and quality of the services each New Sub-Adviser would provide to the Fund; (iv) information regarding each New Sub-Adviser's reputation, investment management business, personnel and operations; (v) information regarding each New Sub-Adviser's brokerage and trading policies and practices; (vi) information regarding the level of the sub-investment advisory fee to be charged by each New Sub-Adviser; (vii) information regarding each New Sub-Adviser's compliance program; and (viii) information regarding each New Sub-Adviser's historical performance returns managing investment mandates similar to the Fund's investment mandate with respect to the portion of the Fund's assets to be allocated to the New Sub-Adviser, with such performance compared to relevant indices.  The Board also considered the substance of discussions with representatives of Dreyfus and EACM at the Meeting.  Additionally, the Board reviewed materials supplied by counsel that were prepared for use by the Board in fulfilling its duties under the 1940 Act.

Nature, Extent and Quality of Services to be Provided by the New Sub-Advisers.  In examining the nature, extent and quality of the services to be provided by the New Sub-Advisers to the Fund, the Board considered each New Sub-Adviser's: (i) organization, history, reputation, qualification and background, as well as the qualifications of its personnel; (ii) expertise in providing portfolio management services to other similar investment portfolios and the performance history of those portfolios; (iii) proposed investment strategy for the Fund; (iv) long- and short-term performance relative to unmanaged indices; and (v) compliance program.  The Board specifically took into account each New Sub-Adviser's investment process and research resources and capabilities, evaluating how the New Sub-Adviser would complement the Fund's existing sub-advisers.  The Board also discussed the acceptability of the terms of each New Sub-Advisory Agreement, noting the substantial similarity to the terms of the Fund's other sub-investment advisory agreements.  The Board also considered the review process undertaken by EACM, subject to Dreyfus' supervision, and EACM's favorable assessment of the nature and quality of the sub-investment advisory services expected to be provided to the Fund by the New Sub-Advisers.  The Board concluded that the Fund will benefit from the quality and experience of each New Sub-Adviser's investment professionals.  Based on their consideration and review of the foregoing information, the Board concluded that the nature, extent and quality of the sub-investment advisory services to be provided by the New Sub-Advisers were adequate and appropriate in light of each New Sub-Adviser's experience with the proposed investment strategy for the portion of the Fund's assets to be allocated to the New Sub-Adviser, each New Sub-Adviser's portfolio management and research resources to be applied in managing a portion of the Fund's portfolio, and Dreyfus' and EACM's recommendation to engage the New Sub-Advisers, and supported a decision to approve each New Sub-Advisory Agreement.

Investment Performance of the New Sub-Advisers.  Because the New Sub-Advisers were newly-appointed sub-advisers for the Fund, the Board could not consider their investment performance in managing a portion of the Fund's portfolio as a factor in evaluating the New Sub-Advisory Agreements during the Meeting.  However, the Board did review each New Sub-Adviser's historical performance record in managing other portfolios that were comparable to the Fund with respect to its investment mandate for the portion of the Fund's assets to be allocated to the New Sub-Adviser.  The Board also discussed with representatives of Dreyfus and EACM the investment strategies to be employed by each New Sub-Adviser in the management of its portion of the Fund's assets.  The Board noted each New Sub-Adviser's reputation and experience with respect to the proposed investment strategy for the portion of the Fund's assets to be allocated to the New Sub-Adviser, the portfolio managers' experience with such investment strategy, and EACM's experience and reputation in selecting, evaluating, and overseeing investment managers.  Based on their consideration and review of the foregoing information, the Board concluded that these factors supported a decision to approve each New Sub-Advisory Agreement.

Costs of Services to be Provided and Profitability.  The Board considered the proposed fee payable under each New Sub-Advisory Agreement, noting that the proposed fee would be paid by Dreyfus and, thus, would not impact the fees paid by the Fund.  The Board recognized that, because each New Sub-Adviser's fee would be paid by Dreyfus, and not the Fund, an analysis of profitability was more appropriate in the context of the Board's consideration of the Management Agreement and, therefore, the Board received and considered a profitability analysis of Dreyfus and its affiliates with respect to the proposed addition of Pine River and CRM as additional sub-advisers for the Fund.  The Board concluded that the proposed fee payable to each New Sub-Adviser by Dreyfus with respect to the assets to be allocated to each New Sub-Adviser in their respective capacities as sub-advisers was reasonable and appropriate and Dreyfus' profitability was not excessive in light of the nature, extent and quality of the services to be provided to the Fund by Dreyfus and the New Sub-Advisers.

Economies of Scale to be Realized.  The Board recognized that, because each New Sub-Adviser's fee would be paid by Dreyfus, and not the Fund, an analysis of economies of scale was more appropriate in the context of the Board's consideration of the Management Agreement.  Accordingly, consideration of economies of scale with respect to the New Sub-Advisers was not relevant to the Board's determination to approve the New Sub-Advisory Agreements.

The Board also considered whether there were any ancillary benefits that may accrue to the New Sub-Advisers as a result of the New Sub-Advisers' relationships with the Fund.  The Board concluded that the New Sub-Advisers may direct Fund brokerage transactions to certain brokers to obtain research and other services.  However, the Board noted that the New Sub-Advisers were required to select brokers who met the Fund's requirements for seeking best execution, and that Dreyfus would monitor and evaluate each New Sub-Adviser's trade execution with respect to Fund brokerage transactions on a quarterly basis and would provide reports to the Board on these matters.  The Board concluded that the benefits that were expected to accrue to each New Sub-Adviser by virtue of its relationship with the Fund were reasonable.

In considering the materials and information described above, the Independent Directors received assistance from, and met separately with, their independent legal counsel, and were provided with a written description of their statutory responsibilities and the legal standards that are applicable to the approval of investment advisory and sub-investment advisory agreements.

After full consideration of the factors discussed above, with no single factor identified as being of paramount importance, the Board, including a majority of the Independent Directors, with the assistance of independent legal counsel, concluded that the initial approval of each New Sub-Advisory Agreement was in the best interests of the Fund, and approved the New Sub-Advisory Agreements for the Fund.

GENERAL INFORMATION

Other Fund Service Providers

MBSC Securities Corporation ("MBSC"), a wholly-owned subsidiary of Dreyfus, located at 200 Park Avenue, New York, New York 10166, serves as distributor (i.e., principal underwriter) of the Fund's shares pursuant to a distribution agreement between the Company and MBSC.

The Bank of New York Mellon, an affiliate of Dreyfus, located at One Wall Street, New York, New York 10286, serves as the Fund's custodian and provides the Fund with cash management services.

Dreyfus Transfer, Inc., a wholly-owned subsidiary of Dreyfus, located at 200 Park Avenue, New York, New York 10166, serves as the Fund's transfer and dividend disbursing agent.

Payments to Affiliated Brokers

For the period March 31, 2014 (commencement of operations of the Fund) through October 31, 2014, the Fund did not pay any commissions to affiliated brokers.

Certain Beneficial Ownership

As of September 30, 2015, the Fund had 23,454,672.533 total shares of common stock issued and outstanding.  Set forth below is information as to those shareholders known by the Company to own of record or beneficially 5% or more of the indicated class of the Fund's outstanding voting shares as of September 30, 2015.

Name and Address	Amount of Outstanding Shares Held	Percentage of Outstanding Shares of Class Held

Class A

Jeffrey A. Brozek TOD Weston, CT	8,258.095	33.5891%

BNY Mellon Corporation MBC Investments Corporation 301 Bellevue Parkway Wilmington, DE 19809	8,000.000	32.5393%

Charles Schwab & Co., Inc. Reinvest Account Attn: Mutual Funds 101 Montgomery Street San Francisco, CA 94104-4151	3,159.558	12.8512%

Thomas R. Almeida and Thais A. J. Gherardi JTWROS TOD Darien, CT	2,502.188	10.1774%

National Financial Services LLC For Exclusive Benefit of Our Customers Attn: Mutual Funds Dept. 4th Floor 499 Washington Boulevard Jersey City, NJ 07310	1,990.446	8.0960%

Class C

BNY Mellon Corporation MBC Investments Corporation 301 Bellevue Parkway Wilmington, DE 19809	8,000.000	83.7760%

LPL Financial 4707 Executive Drive San Diego, CA 92121	778.484	8.1523%

Pershing LLC P.O. Box 2052 Jersey City, NJ 07303-2052	770.789	8.0717%

Class I

SEI Private Trust Company One Freedom Valley Drive Oaks, PA 19456	17,800.663	44.5536%

Strafe & Co. FBO Barbara Dalio P.O. Box 6924 Newark, DE 19714-6924	11,867.089	29.7024%

BNY Mellon Corporation MBC Investments Corporation 301 Bellevue Parkway Wilmington, DE 19809	8,000.000	20.0234%

Pershing LLC P.O. Box 2052 Jersey City, NJ 07303-2052	2,285.534	5.7205%

Class Y

SEI Private Trust Company One Freedom Valley Drive Oaks, PA 19456	12,151,234.431	51.9715%

Dreyfus Alternative Diversifier Strategies Fund c/o The Dreyfus Corporation 2 Hanson Place Brooklyn, NY 11217	11,229,349.908	48.0285%

Under the 1940 Act, a shareholder that beneficially owns, directly or indirectly, more than 25% of the Fund's outstanding voting securities may be deemed a "control person" (as defined in the 1940 Act) of the Fund.

As of September 30, 2015, the Directors and officers of the Company, as a group, beneficially owned less than 1% of the Fund's outstanding shares of common stock.

OTHER MATTERS

Under the proxy rules of the SEC, shareholder proposals meeting requirements contained in those rules may, under certain conditions, be included in the Fund's proxy materials for a particular meeting of shareholders.  One of these conditions relates to the timely receipt by the Fund of any such proposal.  Since the Fund does not have regular annual meetings of shareholders, under these rules, proposals submitted for inclusion in the proxy materials for a particular meeting must be received by the Fund a reasonable time before the solicitation of proxies for the meeting is made.  The fact that the Fund receives a shareholder proposal in a timely manner does not ensure its inclusion in proxy materials since there are other requirements in the proxy rules relating to such inclusion.